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Exhibit 10.20

        Sangamo BioSciences, Inc.
Point Richmond Tech Center
501 Canal Blvd., Suite A100
Richmond, CA 94804
510-970-6000    •    510-236-8951 (FAX)

September 12, 2001

Carl O. Pabo, Ph.D.
15 Ricker Terrace
Apt. 2
Newton, MA 02458

Dear Carl;

        This will constitute the employment agreement between you and Sangamo BioSciences, Inc. (the "Company") following your acceptance of our offer dated September 4, 2001.

1.
You will serve as Senior Vice President and Chief Scientific Officer and will report directly to me as President and Chief Executive Officer. You will commence employment in such position on October 1, 2001, and your employment shall continue until terminated by you or the Company.
2.
Your base salary will be at the annual rate of $280,000 and will be paid in accordance with the Company's payroll practices, subject to all the applicable withholdings.
3.
You will receive on your first day of full-time employment a signing bonus of $100,000.
4.
You will be eligible for an annual bonus of up to 33 percent of your base salary amount. The amount of the bonus will be determined by the Board of Directors based on our bonus plan as amended from time to time.
5.
The Board of Directors has granted you a stock option for 400,000 shares of the Company's common stock under our 2000 Stock Option Plan. The effective date of the option will be determined at a later date. The option will have an exercise price per share equal to the fair market value per share of the Company's common stock on the grant date as determined by the Board of Directors. The option will be an incentive stock option under federal tax laws, to the maximum extent allowable of $100,000 vesting per y ear, and the balance will be a non-statutory option. The option will have a maximum term of ten (10) years, subject to earlier termination upon cessation of employment. The option will become exercisable for 25 percent of the option shares upon your completion of one year of employment from the start of your employment with the Company and will become exercisable for the balance of the option shares in a series of 36 successive equal monthly installments, upon your completion of each of the next 36 months of employment with the Company following the first anniversary of the employment date. The remaining terms of your option will be governed by the provisions of the Company's 2000 Stock Option Plan.
6.
No additional vesting will occur after your termination of employment, except that you will be entitled to the special protection provided by the attached addendum to your standard form option agreement. This addendum in general provides for automatic acceleration of one-year of vesting of your options if your employment is involuntarily terminated (except for misconduct) within the first year of employment.
7.
You will be eligible to participate in group insurance plans, group health and dental plans, and long-term disability programs, a Section 125 medical and dependent care pre-tax deduction plan, a 401(k) retirement plan, an Employee Stock purchase Plan and other executive perquisites which are made available to the Company's executives and for which you qualify. You will accrue paid vacation benefits at the rate of 15 days per year and paid sick days at 10 days per year.

8.
Upon relocation to the San Francisco Bay Area, the Company will loan you $250,000, with principal payable in 4 years from the date of the loan with interest at 6% per annum payable on each anniversary date of the loan. Twenty-five (25%) of the principal and accrued interest on the loan will be forgiven on each anniversary date of the loan so long as you are a full time employee of the Company at such time.
9.
The Company will reimburse you for your actual relocation expenses from Boston to the San Francisco Bay Area.
10.
The Company will pay for up to 8 round trips back to Boston/East Coast over the twelve months from the date of this agreement.
11.
The Company and our Board of Directors will make every effort to assist Elaine Bearer, M.D., Ph.D. in her search for a suitable position in the Bay Area.
12.
At the time you commence employment with the Company, you will be required to execute the Company's standard Proprietary Information and Inventions Agreement, a copy of which will be furnished to you prior to your start date.
13.
Consistent with the other officers of the Company, your employment with the Company is not for any specified period of time. As a result, either you or the Company are free to terminate your employment relationship at any time for any reason, with or without cause. In addition your employment relationship will immediately terminate upon your death or disability. At the time your employment terminates, the Company will only be required to pay you (i) any unpaid base salary for services rendered through the date of such termination, and (ii) In addition, if you are terminated from employment without cause, you will be entitled to your salary and benefits for one year beyond the date of termination and (iii) the dollar value of all accrued and unused vacation benefits based upon the level of base salary in effect for you at the time of your termination. Of course, if applicable the life or disability insurance proceeds would be available.
14.
Verification of your citizenship or right to work in the United States is required, and you will need to provide proof of this on your first day of employment.
15.
This agreement shall be governed in all respects by California law applicable to agreements executed in California.
16.
Arbitration: Any and all disputes between you and the Company which arise under the terms of this letter agreement shall be resolved through final and binding arbitration, including (without limitation) any disputes relating to this letter agreement, your employment by the Company or the termination of that employment, any claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, The Americans with Disabilities Act, the California Employment and Housing Act or any other federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of your employment with the Company or the termination of that employment. The only claims not covered by this paragraph 16 are claims for benefits under the workers' compensation or unemployment issuance laws, which are to be resolved pursuant to those laws. Binding arbitration shall be conducted in San Francisco City and County, California, in accordance with the rules and regulations of the American Arbitration Association. Each party shall split the cost of the arbitration filing and hearing fees, and the cost of the arbitrator; each party shall bear his and its own attorney fees, that is, the arbitrator shall not have the authority to award attorney fees unless a statutory section at issue in the dispute authorizes the award of attorney fees to the prevailing party, in which case the arbitrator shall have the authority to make such award as permitted by the statute in question. The arbitration shall be instead of any civil litigation, and you hereby waive your right to a jury trial as to such claims. The arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

We are delighted that you have agreed to join Sangamo. We believe that you bring the skills and expertise to help us to continue to build our Company into a leadership position. We look forward to working with you in developing the full potential of our Company.

To indicate your acceptance of the foregoing terms of your employment, please sign the duplicate original of this letter and return it to me.

Sincerely yours,
/s/ Edward O. Lanphier, II Edward O. Lanphier, II President and CEO

ACCEPTANCE

        I hereby accept and agree to the terms of the foregoing employment agreement with Sangamo BioSciences, Inc.

/s/ Carl O. Pabo Carl O. Pabo, Ph.D.
Dated: 10/1/01

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  Exhibit 10.20